Exhibit 99.5

In connection with the filing by NewAmsterdam Pharma Company B.V. of the Registration Statement on Form F-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of NewAmsterdam Pharma Company B.V. in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: September 8, 2022

/s/ Nicholas Downing
Nicholas Downing